                                PURCHASE AND SALE
                           AND CONTRIBUTION AGREEMENT
                 [Prince George's Plaza, Hyattsville, Maryland]1

         THIS PURCHASE AND SALE AND CONTRIBUTION AGREEMENT (this "Agreement") is made as of the 17th day of September, 1998 by and between EDGEWATER ASSOCIATES #3 LIMITED PARTNERSHIP ("Non-Managing Member"), an Illinois limited partnership and EQUITY-PRINCE GEORGE'S PLAZA, INC. ("Managing Member"), an Illinois corporation, each with an office at c/o Equity Group Investments, Inc., Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606 (together, "Seller"); and PREIT ASSOCIATES, L.P. ("PREIT Associates"), a Delaware limited partnership, and PR PGPlaza LLC, a Delaware limited liability company (together with PREIT Associates, "Purchaser"), both with an office at 455 Pennsylvania Avenue, Fort Washington, Pennsylvania 19034.

                                    RECITALS:

         A. Managing Member is the managing member of Equity-Prince George's Plaza, L.L.C. ("LLC"), a Delaware limited liability company and owns a 0% membership interest in LLC (the "Managing Interest") and Non-Managing Member is the non-managing member of LLC and owns a 100% membership interest in LLC (the "Non-Managing Interest", together with the Managing interest, the "Membership Interests").

         B. LLC is the sole beneficiary under the provisions of a Trust Agreement dated March 26, 1979 and known as Trust No. 7000 between Samuel Zell, as trustee and LLC, as beneficiary ("Trust", Trust and LLC together, "Owner")

         C. Trust is the owner of a certain parcel of real estate in the City of Hyattsville, County of Prince George's, State of Maryland, which parcel is more particularly described on Exhibit A attached hereto (the "Land") upon which is located a retail shopping center commonly known as Prince George's Plaza (collectively referred to as the "Real Property").

         D. PREIT-RUBIN, Inc. ("Manager"), an affiliate of Purchaser, is the manager of the Real Property pursuant to a Property Management Agreement dated as of December 31, 1996 ("Management Agreement") between Trust and Equity Properties and Development Limited Partnership, an Illinois limited partnership ("EPDLP") as assigned by EPDLP to Purchaser. Manager is formerly known as The Rubin Organization, Inc.

         E. Seller desires to contribute, and Purchaser desires to acquire, the Non-Managing Interest, each in accordance with and subject to the terms and conditions set forth in this Agreement. At Closing, Managing Member will withdraw from the LLC and Purchaser will appoint a new Managing Member.

         THEREFORE, in consideration of the above Recitals, the mutual covenants and agreements herein set forth and the benefits to be derived therefrom, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller agree as follows:

--------
1 We'll have a side agreement signed concurrently to terminate the existing agreement.

         1.       PROPERTY

                  A. Membership Interests. Subject to and in accordance with the terms and conditions set forth in this Agreement, Purchaser shall acquire, and Seller shall contribute or cause to be contributed, all of Seller's right, title and interest in and to the Non-Managing Interest to Purchaser and Non-Managing Member and Managing Member will withdraw from the LLC. Purchaser will accept title to 99% of the Non-Managing Interest in the name of PREIT Associates, and will accept title to the 1% of the Non-Managing Interest in the name of PR PGPlaza LLC.

                  B. Property. For purposes hereof, Property means (i) the Real Property, (ii) all buildings and improvements owned by Owner and located on the Real Property as well as any and all of Owner's rights, easements and privileges presently thereon or appertaining thereto, as well as Owner's residual interest, if any, in any buildings owned by tenants; (iii) Owner's interest in the leases of the Real Property as of the date hereof and other leases entered into in accordance with this Agreement, and all amendments thereto (the "Leases") affecting the Real Property or any part thereof and all unapplied security or other deposits paid under the Leases; (iv) all tangible personal property owned or leased by Owner and used or useful in the ownership, operation or maintenance of the Real Property (or any portion thereof) and located at the Real Property or used solely in connection with the Property, including without limitation the personal property set forth on Exhibit B attached hereto (subject to ordinary depletion) and all additions to or substitutions for the foregoing or any part thereof between the date hereof and the date of Closing (the "Tangible Personal Property"); (v) Owner's interest in any and all of the maintenance, service, advertising and other like contracts and agreements and equipment leases with respect to the ownership and operation of the Real Property and/or the improvements thereon and other agreements entered into in accordance with this Agreement, and all amendments thereto (the "Service Contracts"); and (vi) all other intangible personal property owned by the Owner and used in the ownership, operation or maintenance of the Property or any portion thereof, including without limitation (A) the right to use the trade name "Prince George's Plaza" and all other trade names; (B) to the extent obtained, all certificates of occupancy and other permits, licenses and certificates held by Owner and necessary to occupy, operate and transfer the Real Property (collectively, "Permits and Licenses"); (C) all utility, security and other deposits and reserve accounts made (and any refunds thereof) as security for the fulfillment of any obligation of Owner or any person claiming by or through Owner in connection with the Real Property; (D) if and to the extent in Owner's possession or control, all files, budgets, reports, and other business records pertaining to the Real Property including without limitation those relating to any marketing, advertising or similar promotional fund or merchant's association (collectively, "Promotional Organizations") relating to the Property (collectively, "Business Records"); (E) all matured and unmatured claims and causes of action which arise from events occurring from and after Closing; (F) all warranties, guaranties and other assurances of performance ("Guaranties and Warranties"); (G) all telephone numbers and directory advertising agreements; and (H) all surveys, drawings, plans, specifications, diagrams, reports, environmental assessments and other architectural or engineering work product if and to the extent in Owner's possession or control (collectively, the "Plans and Reports"). All of the foregoing expressly excludes all property owned by the tenants or other users or occupants of the Property.

         Notwithstanding the foregoing, "Business Records" shall exclude (a) internal memoranda, correspondence, analyses, documents or reports prepared by or for Owner or Seller in connection with this Agreement or in connection with the transaction contemplated by this Agreement, (b) appraisals, assessments or other valuations of the Real Property in the possession of Owner or Seller, and
(c) communications between Owner or Seller and their attorneys (collectively, the "Excluded Items"), each of which will be retained by Seller from and after Closing.

         Subject to Section 4.C., it is expressly understood and agreed that any securities, cash, cash equivalents, bank accounts, accounts receivable, tax refunds, amounts deposited or escrowed with third parties, claims and litigation against third parties, insurance policies, rights to refunds of insurance premiums, rights of indemnification, claims and causes of action which relate to the LLC, the Property or the Membership Interests with respect to the period prior to Closing, and similar assets of LLC existing prior to the Closing Date are not included in the Property that will be owned by the LLC from and after Closing, and neither LLC nor Purchaser shall have any right or interest with respect thereto, and that the foregoing shall be transferred from LLC to Non-Managing Member by bill of sale immediately prior to Closing.

         2.       PURCHASE PRICE

         The purchase price to be paid by Purchaser to Seller for the Membership Interests is Sixty Five Million and no/100 Dollars ($65,000,000.00) (the "Purchase Price"). The Purchase Price shall be paid as follows:

                  A. Down Payment. Purchaser has delivered to the Title Insurer a letter of credit addressed to the Title Insurer in the amount of Five Hundred Thousand and no/100 Dollars ($500,000.00) (the "Initial Down Payment") in the form attached hereto as Exhibit GG ("Letter of Credit") pursuant to escrow instructions in the form of Exhibit HH attached hereto and delivered to the Title Insurer an additional letter of credit in the amount of Five Hundred Thousand and no/100 Dollars ($500,000.00) (the "Final Down Payment") addressed to the Title Insurer in the form attached hereto as Exhibit GG. The Initial Down Payment and the Final Down Payment, together with interest on such payments are collectively referred to as the "Down Payment". Seller shall return the letter of credit serving as the Down Payment to Purchaser at Closing so long as Purchaser replaces the letter of credit with cash or Class B Units (as defined below) at Closing.

                  B. Cash at Closing. At Closing, Purchaser shall pay to Seller, by wire transferred current federal funds to a bank located in the continental United States, an amount (the "Cash Portion") equal to the Purchase Price minus the sum of (i) the Down Payment (to the extent applicable to the Purchase Price), plus (ii) the total dollar amount of the "Class B Units" (as defined below), if any, plus (iii) the outstanding principal balance (including reserves to the extent held by Existing Lender (as defined in Section 3.C. hereof) and included in the principal balance) of the Existing Loan (as defined in Section 3.C. hereof), and (iv) plus or minus, as the case may require, the closing prorations and adjustments to be made pursuant to Section 4.C. below. Seller shall give Purchaser its wiring instructions at least three (3) business days before Closing.

                  C. Class B Units. Subject to Section 2.C.(ii) below, Seller hereby agrees to contribute an undivided interest in the Membership Interests to Purchaser at Closing for Class B Units (the "Class B Units") (as such term is defined in the Amended and Restated Agreement of Limited Partnership of Purchaser in the form attached hereto as Exhibit C (the "Partnership Agreement")) in lieu of $3,000,000 of the Purchase Price to be otherwise paid in cash. Subject to Section 2.C.(ii) below, Seller hereby directs the Purchaser to issue the Class B Units directly to the entity listed on Exhibit D (provided that such entity is an Accredited Investor) attached hereto and made a part hereof (the "Beneficial Owner"). If Seller elects not to receive Class B Units as specified in Section 2.C.(ii) below, Seller shall convey its entire interest in the Non-Managing Interest to Purchaser at Closing for cash in the amount specified in Section 2.B. above.

                  The Class B Units shall be redeemable as provided in the Partnership Agreement into cash in the amount per Class B Unit determined as provided in the Partnership Agreement, or at the election of Pennsylvania Real Estate Investment Trust ("PREIT"), into an equivalent number of unregistered common shares of beneficial interest (the "Shares") in PREIT.

                           (i) (a) At Closing, unless the condition set forth in
subparagraph (ii) below is not satisfied and Seller does not waive such condition, Seller shall deliver to Purchaser a Subscription Agreement in the form of Exhibit E and the Registration Rights Agreement in the form of Exhibit F, in each case duly executed by the Beneficial Owner, (b) between the date hereof and Closing, Purchaser shall provide Seller with such information regarding PREIT, Purchaser, the Class B Units and the Shares which is readily available to Purchaser as Seller may reasonably request; and (c) at Closing, Purchaser shall deliver a Registration Rights Agreement in the form of Exhibit F executed by PREIT, unless the Purchase Price does not include Class B Units.

                           (ii) Seller's election to contribute a portion of the
Non-Managing Interest for Class B Units shall be conditioned upon there being as of the Closing no material adverse change in the attributes of Purchaser, PREIT the Class B Units or the Shares from those disclosed to Seller prior to the execution hereof (including but not limited to such material adverse changes in the Partnership Agreement or in Exhibit A to the Partnership Agreement other than the issuance of Class B Units disclosed in the Filings, the issuance of Class B Units as a result of options granted or exercised pursuant to employee benefit plans or arrangements, other issuances disclosed to Seller prior to May 27, 1998, and the Partnership Amendment). If such condition is not satisfied, then Seller may either waive such condition or elect that the Purchase Price shall be paid by the Purchaser entirely in cash and, in the latter case, the portion of the Membership Interests to be contributed for Class B Units shall be conveyed instead for the applicable portion of the cash Purchase Price.

                           (iii) The Partnership Agreement shall be amended
prior to Closing pursuant to an amendment substantially in the form of Exhibit R attached hereto and made a part hereof (the "Partnership Amendment").

                           (iv) (a) If the Purchase Price includes the Class B
Units, Purchaser agrees that, following the Closing, Owner will not sell or otherwise dispose of the Property, and Purchaser will not sell or otherwise dispose of the Membership Interests, in a transaction in which taxable gain is recognized for a period of eight (8) years after the Closing Date (such eight
(8) year period following the Closing Date being referred to herein as the "Tax Protection Period"), except that the Owner may sell the Property, and Purchaser may sell the Membership Interests, in connection with a tax deferred exchange transaction entered into pursuant to Section 1031 of the Code pursuant to which no taxable gain is recognized by Owner or Purchaser. In the event Purchaser or Owner consummates any such tax deferred exchange transaction during the Tax Protection Period, the provisions of this Section shall apply to the property received by Purchaser or Owner (or any other affiliate thereof) in such transaction for the remainder of the Tax Protection Period.

                                    (b) If the Purchase Price includes the Class
B Units, the "Property Debt" (as hereinafter defined) shall, at all times during the Tax Protection Period, equal or exceed the "Required Minimum Amount" (as hereinafter defined). As used herein, "Property Debt" shall mean the aggregate amount of debt which is secured only by first priority liens on the Property and which otherwise qualifies as "qualified nonrecourse financing" under Section 465(b)(6) of the Code. As used herein, "Required Minimum Amount" means the principal balance of the Existing Loan on the Closing Date, at any time reduced
(x) by the regularly scheduled payments of principal amortization under the Existing Loan Documents, as they exist on the date hereof, and (y) prorata in the event and to the extent that the Class B Unit holders convert any of the Class B units to Shares or cash.

                                    (c) Notwithstanding the foregoing, Owner may
sell the Property, and Purchaser may sell the Membership Interests, during the Tax Protection Period if Purchaser has at the time of sale entered into a program to sell substantially all of its (and its affiliates') retail assets to an entity or entities not affiliated with Purchaser, and at least eighty percent (80%) of the retail properties owned (directly or indirectly) by Purchaser have been sold or are under binding contracts of sale with unaffiliated third parties and are scheduled to close within six (6) months of the date of the Closing.

                                    (d) If the Purchase Price includes the Class
B Units, in order to account for the book-tax disparity with respect to the assets contributed (or deemed contributed) to Purchaser by Seller, Purchaser will elect to use the "traditional method" in accordance with Treasury Regulation Section 1.704-3(b) and shall not use the traditional method with curative allocations or the remedial method. Purchaser shall elect to use the traditional method in accounting for the book-tax disparity with respect to the assets treated as contributed to Purchaser by Seller upon "termination" of the Purchaser under Section 708(b)(1) of the Code.

                           (v) By its execution of this Agreement as the general
partner of the Purchaser, PREIT hereby grants its irrevocable consent under
Section 12.3.A of the Partnership Agreement to the transfer of any or all of the Class B Units to any affiliate(s) of the Beneficial Owner which are Accredited Investors (as defined in Regulation D promulgated by the Securities and Exchange Commission) at any time and from time to time, and PREIT agrees that any such transferee will be admitted as a limited partner of Purchaser without any additional consent of the general partner; provided, however, each such transfer shall comply with all of the terms, requirements and conditions of Article XII of the Partnership Agreement, other than the requirement of the consent of the general partner under Section 12.3.A thereof. This provision shall survive Closing.

                           (vi) As soon as reasonably practicable after the date
of this Agreement, Purchaser shall, to the extent not contained in this Agreement or previously provided, provide to Seller all information regarding PREIT, Purchaser and the ownership interests therein as are generally provided by Purchaser to prospective sophisticated and experienced investors including, without limitation, such items as Seller may reasonably request.

                           (vii) Upon Closing, Seller shall be issued 131,507 of
Class B Units which was determined by dividing (i) $3,000,000 (the total dollar amount of consideration to be paid to Seller as Class B Units) by (ii) the "Market Price". "Market Price" means the average closing sales price of the Shares on its publicly traded exchange for the 20 business days prior to June 24, 1998. If after the first day of such pricing period and prior to the issuance of the Class B Units hereunder the number of outstanding Shares shall have been changed due to a subdivision of shares, a stock split, a stock dividend, a reverse stock split, a recapitalization or similar change in the outstanding Shares without receipt of consideration by PREIT, then an appropriate adjustment shall be made in the number of Class B Units issuable hereunder.

         3.       EVIDENCE OF TITLE

                  A. Title Examination; Commitment for Title Insurance. Except as otherwise provided in this Section 3, Purchaser shall have until the expiration of the Review Period to examine title to the Property. Purchaser shall be responsible for obtaining from the Chicago, IL office of Commonwealth Land Title Insurance Company (in such capacity, the "Title Insurer"), at Purchaser's expense, a title insurance commitment (the "Title Commitment") covering the Real Property and under which the Title Insurer agrees to insure title to the Real Property in Trust at customary rates in the full amount of the Purchase Price under an ALTA Owner's Title Policy (1992), in each case free and clear of all restrictions, encumbrances and title objections, except for the "Permitted Exceptions" (as defined below), and endorsing over the exclusion with respect to rights of creditors (collectively, "Insurable Title"). Purchaser shall instruct the Title Insurer to deliver to Purchaser and Seller copies of the Title Commitment and all instruments referenced in Schedule B thereof.

                  B.       Survey.

                           (i) During the Review Period, Purchaser shall, at
Purchaser's expense, be responsible for employing a surveyor or surveying firm to prepare a survey (the "Survey") of the Property. Purchaser shall instruct said surveyor to deliver a copy of the Survey to Purchaser, Seller and the Title Insurer.

                  C.       Title Objections; Cure of Title Objections.

                           (i) At Closing, the Real Property shall be subject
only to Permitted Exceptions. The "Permitted Exceptions" shall consist of only
(a) the first mortgage (the "Existing Loan Mortgage") encumbering the Property as security for the $44,000,000 loan (the "Existing Loan") heretofore made to Owner by Credit Suisse First Boston Mortgage Capital L.L.C. ("Existing Lender"), which Existing Loan is evidenced and secured by the documents described on the attached Exhibit G; and (b) those additional title exceptions and survey items which are noted on the attached Exhibit H. If a Title Commitment exception or Survey item arises between the date hereof and the Closing (a "New Exception"), and such New Exception is not otherwise a Permitted Exception, Purchaser shall have five (5) business days after it has been made aware of same within which to notify Seller of any such New Exception (other than a New Exception which is a Permitted Exception on the attached Exhibit H) to which it objects. Any such New Exception not objected to by Purchaser as aforesaid shall become a Permitted Exception.

                           (ii) Notwithstanding anything to the contrary
contained in the preceding paragraph (i):

                                    (A) With respect to New Exceptions which are
not otherwise Permitted Exceptions and were caused by an intentional violation by Seller of an obligation of Seller hereunder, Seller shall be obligated to cause the removal of, or to obtain Title Insurer's waiver of, or endorsement over, such New Exception. Any violation of Section 5.D.(ii)(c) shall be deemed "intentional" for purposes of this Section.

                                    (B) With respect to New Exceptions not
described in Section 3.C.(ii)(A) which are not Permitted Exceptions, Seller shall be obligated to cause the removal of, or to obtain Title Insurer's waiver of, or endorsement over, such New Exceptions but shall not be required to spend, in the aggregate, more than $100,000. If such New Exceptions require the expenditure of amounts in excess of $100,000 to be so cured, and Seller elects not to cause the cure of such New Exceptions, Seller shall not be in breach under Section 9.A., but Purchaser may elect either (a) to close with the Real Property subject to such New Exceptions (in which event Seller shall credit Purchaser in the amount of $100,000 at Closing), or (b) to terminate this Agreement in which event the Down Payment will promptly be repaid to Purchaser and neither party shall have any further obligation hereunder except as expressly survives pursuant to this Agreement.

                                    (C) With respect to New Exceptions which are
Permitted Exceptions, Seller shall have no obligation to cause the cure of the same.

                                    (D) Seller may delay Closing as necessary
for up to thirty (30) days in order to cause the cure any exception which it is required or may elect to cure hereunder.

                           (iii) If this Agreement is not terminated in
accordance with Section 9.A. as a result of a New Exception, Purchaser shall consummate the Closing without any adjustment in the Purchase Price (except as provided in paragraph 3.C.(ii)(B) above) and accept title to the property subject to all such exceptions and items (in which event, all such exceptions and items shall be deemed Permitted Exceptions).

         4.       CLOSING

                  A. Closing Date. The "Closing" of the transaction contemplated by this Agreement (that is, the payment of the Purchase Price, the transfer of the Membership Interests and the satisfaction of all other terms and conditions of this Agreement) shall occur through escrow at the Chicago office of the Title Insurer at 10:00 a.m. on either (i) September 17, 1998, or (ii) such earlier date (provided all conditions precedent to Closing required in accordance with Section 10 hereof have been satisfied) as mutually agreed in writing by Seller and Purchaser; provided, however, that the Trustee Substitution (hereafter defined) shall be recorded one day prior to disbursement of any other items deposited in the escrow and shall not occur until Title Insurer has acknowledged that it is unconditionally prepared to close this transaction. The "Closing Date" shall be the date of Closing, provided the Cash Portion (net of Seller's closing costs) has been wired to Seller and the Class B Units have been duly issued by 2:00 p.m. CST. on that day; otherwise the Closing Date shall be deemed to be the next business day. If the date for Closing above provided for falls on a Saturday, Sunday or legal holiday, then the Closing Date shall be the next business day. Notwithstanding anything in this Section 4.A. to the contrary, Purchaser shall have the right to extend the date of Closing for a period of ten
(10) days upon payment to Seller of an additional Down Payment in the amount of One Hundred Thousand Dollars ($100,000) (the "Extension Down Payment"). The Extension Down Payment shall be nonrefundable to Purchaser under all circumstances except Seller's default hereunder or Seller's inability to deliver the Membership Interests in accordance with the terms of this Agreement. In the event Closing is held hereunder, the Extension Down Payment shall be credited against the Purchase Price.

                  B.       Closing Documents

                           (i) Seller. In addition to the other items and
documents required elsewhere under this Agreement to be delivered to Purchaser at Closing, Seller shall also execute and/or deliver (or cause to be delivered) to Purchaser the following at Closing:

                                    (a) assignment and assumption of the
Non-Managing Membership Interests, each in the form attached as Exhibit L;

                                    (b) a resignation of Samuel Zell as trustee
of the Trust in the form of Exhibit II and an appointment of Jonathan Weller as substitute trustee under the Trust in the form of Exhibit JJ (the "Trustee Substitution");

                                    (c) evidence of the withdrawal of Managing
Member from the LLC.

                                    (d) amendment to LLC's Limited Liability
Company Agreement in form attached as Exhibit M;

                                    (e) omitted

                                    (f) a Non-Foreign Certification in form
attached as Exhibit N;

                                    (g) a closing statement to be executed by
Seller and Purchaser, setting forth the prorations and adjustments to the Purchase Price as required by Section 4.C. below;

                                    (h) the schedule of past-due rents for the
Property, if any, as described in Section 4.C.(i)(b) below;

                                    (i) an opinion of counsel stating that all
consents required for Seller to enter into this transaction have been obtained;

                                    (j) an affidavit of title, in such form and
containing such reasonable terms and conditions as may be required by the Title Insurer to enable Title Insurer to insure Owner's title to the Property in conformity with Section 3 of this Agreement which Affidavit will not require Seller to make any statements that would expand or increase any of Seller's statements or obligations set forth herein, and specifically, (i) will not require Seller to make any statements regarding the operation of the Property which relate to matters which are the responsibility of the Manager of the Property and (ii) which will state that the knowledge of Purchaser or Manager shall not be imputed to Seller or Owner;

                                    (k) a written statement of Seller setting
forth, to Seller's Knowledge, any changes in Seller's representations and warranties which have occurred since the effective date of such representations and warranties. In the event Seller is unable to certify that there have been no material adverse changes in Seller's representations and warranties, Purchaser shall have the right to terminate this Agreement, in which event the Down Payment shall be returned to Purchaser, and neither party shall have any further obligations hereunder except for those obligations which by their terms survive the termination of this Agreement. In the further event that Seller is unable to deliver the statement as the result of an intentional act or omission by Seller which violates a specific obligation or covenant under this Agreement, Purchaser shall also be entitled to receive Termination Damages (as hereinafter defined).

                                    (l) a Subscription Agreement in the form of
Exhibit E executed by the Beneficial Owner;

                                    (m) a Registration Rights Agreement in the
form of Exhibit F executed by the Beneficial Owner;

                                    (n) resolutions and consents of Non-Managing
Member and Managing Member, current Certificates of Good Standing for LLC and Managing Member and Certificate of Existence for Non-Managing Member;

                                    (o) omitted

                                    (p) omitted

                                    (q) omitted

                                    (r) omitted

                                    (s) such other documents requested by
Purchaser, and consistent with the provisions of this Agreement, as may be reasonably required to complete this transaction.

                           (ii) Purchaser. At Closing, Purchaser shall deliver
or cause to be delivered to Seller the following:

                                    (a) the Cash Portion;

                                    (b) an amendment to the Partnership
Agreement in the form of Exhibit R attached hereto and, if the Purchase Price includes Class B Units, both an addendum to the Partnership Agreement in the form of Exhibit Q attached hereto and a certificate in the form of Exhibit S attached hereto;

                                    (c) the Trustee Substitution;

                                    (d) assignment and assumption of the
Non-Managing Interest in the form attached as Exhibit L;

                                    (e) the closing statement referred to in
Section 4.B.(i)(g) above;

                                    (f) omitted

                                    (g) resolutions/consents of Purchaser
authorizing this transaction, and an incumbency certificate for the officer(s) signing this Agreement and the other documents to be executed and delivered by Purchaser pursuant to this Agreement;

                                    (h) a then current lease schedule for the
Property, containing the same types of information set forth on Exhibit X, and certified by Manager, to be complete and accurate to the best of Manager's knowledge and in reliance in part on Seller's representation set forth in 6.A.(v)(a)(i);

                                    (i) a written statement of Purchaser setting
forth, to Purchaser's Knowledge (as defined below), any changes in Purchaser's representations and warranties which have occurred since the effective date of such representations and warranties. In the event Purchaser is unable to certify that there have been no material adverse changes in Purchaser's representations and warranties, Seller shall have the right to terminate this Agreement, in which event the Down Payment shall be delivered to Seller, and neither party shall have any further obligations hereunder except for those obligations which by their terms survive the termination of this Agreement;

                                    (j) omitted;

                                    (k) the Existing Lender's Certificate
(hereafter defined) and such documentation as may be reasonably required to cause the releases, and replace the Indemnity [as such term is defined in Exhibit G hereto] required to be released at Closing, each in accordance with the provisions of Section 10.D. hereof;

                                    (l) an affidavit of title, in such form and
containing such reasonable terms and conditions as may be required by the Title Insurer to enable Title Insurer to insure Owner's title to the Property in conformity with Section 3 of this Agreement; and

                                    (m) such other documents requested by
Seller, and consistent with the provisions of this Agreement, as may be reasonably required to complete this transaction.

                           (iii) Tenant Estoppels. Owner and/or Seller shall use
diligent efforts (which shall be limited to filling out the certificate for each tenant, delivering the certificate to all tenants with a request that it be returned to Seller within 10 days and if a tenant fails to timely return an executed certificate, sending a written request to such tenant that the certificate be promptly executed and returned) to furnish Purchaser with estoppel certificates substantially in the form attached as Exhibit T ("Estoppel Certificates") from all tenants which are tenants of the Property as of sixty
(60) days prior to the Closing Date. Seller shall keep Purchaser reasonably apprised as to the status of receipt of the estoppel certificates. Seller's liability under the representations or warranties under Section 6.A.(v) as to a particular tenant shall terminate upon the sooner of: (i) 270 days from the Closing Date, and (ii) the date Purchaser subsequently receives an Estoppel Certificate for the applicable tenant (provided, if Purchaser receives an Estoppel Certificate which confirms some but not all of the matters which are the subject of the representations and warranties under Section 6.A.(v), then as to such Tenant, (x) if the Estoppel Certificate was received prior to Closing, the representations and warranties set forth in Section 6.A.(v) shall be deemed to omit such matters stated on the Estoppel Certificate as to such matters and
(y) if received after Closing, the representations and warranties under Section 6.A.(v) shall cease to survive as to such matters but shall continue to survive for the remainder of the survival period described in clause (i) above as to matters not contained in such Estoppel Certificate). Notwithstanding the foregoing, with respect to the Anchor Tenants listed on Exhibit V, Seller shall use diligent efforts to obtain an estoppel certificate either (i) in the form specified under the applicable lease of each such tenant, or (ii) if no form of estoppel certificate is specified under the applicable lease of such Anchor Tenant, in the form of the estoppel certificate attached as Exhibit T; provided, however, that in the event that Seller is unable to obtain such estoppel certificate from any of the Anchor Tenants and Purchaser is unwilling to rely on Seller's representations and warranties as to such tenant, Purchaser shall have the right to terminate this Agreement, in which event (A) the Down Payment shall be returned to Purchaser, and (B) neither party shall have any further obligations hereunder, except for those obligations which by their terms survive the termination of this Agreement. Except as set forth in the preceding sentence, Purchaser's failure to receive any Estoppel Certificate shall not entitle Purchaser to terminate this Agreement or to exercise any remedy hereunder except in the event of a breach by Seller (when made) of any representation or warranty set forth in Section 6.A.(v), until the Representations Expiration Date (defined hereinafter).

                           (iv) Additional Deliveries. The following additional
documents shall be delivered at Closing in connection with the issuance of the Class B Units:

                                    (a) The Beneficial Owner shall execute and
deliver to the Purchaser a Subscription Agreement which has been fully filled in.

                                    (b) PREIT and the Beneficial Owner shall
execute and deliver the Registration Rights Agreement to each other.

                                    (c) Amendment to the Partnership Agreement.

                  C.       Closing Prorations and Adjustments

                           (i) The following items are to be prorated or
adjusted (as appropriate) as of 11:59 p.m. on the day before the Closing Date and reprorated (if necessary) pursuant to Section 4.C.(ii) below, it being understood that for purposes of prorations and adjustments, Seller shall be deemed the owner of the Membership Interests on the day before the Closing Date, and Purchaser shall be deemed the owner of the Membership Interests on the Closing Date:

                                    (a) real estate and personal property taxes
based on the fiscal year used by the taxing authority and assessments for improvements commenced after the date of this Agreement (on the basis of the most recent ascertainable tax or assessment bill if the current bill is not then available);

                                    (b) the "minimum" or "base" rent payable by
tenants under the Leases; provided, however, that rent and all other sums which are due and payable to Owner by any tenant but uncollected as of the Closing shall not be adjusted, but Purchaser shall cause the rent and other sums for the period prior to Closing to be remitted to Seller if, as and when collected. At Closing, Seller shall deliver to Purchaser a schedule, certified to be complete and accurate by Purchaser and Seller (to their knowledge), of all such past due but uncollected rent and other sums owed by tenants (including without limitation those described in paragraphs (c) and (d) below). Purchaser shall cause Owner to include the amount of such rent and other sums in the first bills thereafter submitted to the tenants in question after the Closing, and shall continue to do so for twelve (12) months thereafter. In connection with the allocation of such uncollected rent and other sums, the parties shall disregard any purported or attempted designation by tenants of the months or periods to which their payments should be applied. Purchaser shall not be obligated to cause Owner to start a law suit to collect any such sums or to evict any tenant for the failure to pay any such sums but Seller shall retain the right to do so after the Closing provided it may not seek to terminate any Lease or evict any tenant. However, Purchaser shall cause Owner to promptly remit to Seller any such rent or other sums paid by scheduled tenants, but only if there is no deficiency in the then current rent and such other sums;

                                    (c) to the extent not set forth on the
schedule of uncollected rent described in Section 4.C.(i)(b) above, "percentage" or "overage" rent that is (1) attributable to any Percentage Rent lease year in which the Closing Date falls and (2) not yet due or payable (not including estimated payments) as of the Closing Date (collectively, "Current Year Percentage Rent"), shall be prorated as follows: promptly upon receipt by Owner, Purchaser shall furnish to Seller copies of all sales reports from tenants relative to Current Year Percentage Rent, including, without limitation, all sales reports with respect to any tenants whose Percentage Rent lease years have expired as of the Closing but whose sales reports were not delivered to Owner as of the Closing Date and sales reports of any tenants whose Percentage Rent lease years expire after the Closing, and the amount of any Current Year Percentage Rent shall be payable in accordance with such tenant's Lease as existing as of the Closing Date, and Purchaser shall (to the extent not paid to Owner by way of estimated payments prior to Closing) cause Owner to pay to Seller a pro rata portion of such rent based upon the apportionment being made as of the Closing Date (in proportion to the relative number of days in the subject year occurring prior and subsequent to the Closing Date), promptly after the date when such rent is received from the tenant. The schedule referred to in Section 4.C.(i)(b) above shall include an itemized breakdown of the total estimated payments made by each tenant as of the Closing Date on account of Current Year Percentage Rent;

                                    (d) to the extent not set forth on the
schedule of uncollected rent described in Section 4.C.(i)(b) above, any real estate taxes, common area maintenance, mall maintenance, utility charges, water and sewer charges, contributions to Promotional Organizations and other charges to or contributions by tenants under the Leases that are attributable to the operating year in which the Closing Date falls (collectively, "Current Year Operating Charges") shall be allocated as follows: Seller shall be entitled to retain amounts paid by (and shall be responsible for the refunding of excess amounts paid by) tenants for Current Year Operating Charges that are attributable to the period prior to the Closing Date; Owner shall be entitled to retain amounts paid by (and shall be responsible for the refunding of excess amounts paid by) tenants for Current Year Operating Charges attributable to the period from and after the Closing Date. Any excess Current Year Operating Charges payable by Owner for periods prior to Closing shall be refunded directly by Seller to the appropriate tenants. The schedule referred to in Section 4.C.(i)(b) above shall include an itemized breakdown of the total estimated payments made by each tenant as of the Closing Date on account of Current Year Operating Charges;

                                    (e) Seller and Purchaser shall, as to each
of the Leases set forth on Exhibit U and any lease or amendment entered into after the date hereof, allocate the responsibility for all leasing costs (including but not limited to tenant improvement costs, tenant allowances, leasing commissions, and attorneys' fees) as follows: Leasing costs payable pursuant to leases and lease amendments to be assigned are to be prorated between Purchaser and Seller as follows: Purchaser shall pay "Purchaser's Pro Rata Share" and shall credit Seller for any part of "Purchaser's Pro Rata Share" that has already been paid by Owner as of Closing, and Seller shall pay "Seller's Pro Rata Share" and shall credit Purchaser for any portion of "Seller's Pro Rata Share" that has not yet been paid by Owner as of Closing. "Purchaser's Pro Rata Share" shall be a portion of the leasing costs equal to the percentage that the base rent required to be paid under the applicable Lease for the period from and after the Closing Date bears to the total base rent required to be paid under the Lease over the entire term, without regard to extension or cancellation options. "Seller's Pro Rata Share" shall be the portion of leasing costs equal to the percentage that the base rent required to be paid under the applicable Lease prior to Closing bears to the base rent required to be paid under the Lease over the entire term, without regard to extension or cancellation options. Except as aforesaid, Purchaser will be responsible for and pay when due after Closing, if Closing occurs, all leasing costs of the owner under the Management Agreement for Leases, to the party entitled to such payment and in accordance with the Management Agreement, as fully as if the Management Agreement had terminated on the Closing Date (whether or not the Management Agreement is in fact terminated as of the Closing Date). Seller and Purchaser agree to cause the payment when due of all leasing costs for which each is responsible, and to pay any leasing commissions payable by each under this Agreement in accordance with the Management Agreement;

                                    (f) the amount of unapplied security
deposits and other tenant deposits paid under the Leases, and the tenants' portion of any interest required to be paid thereon, if any, which shall be paid or credited to Purchaser at Closing;

                                    (g) to the extent not paid by tenants, gas,
water, electric, telephone and all other utility and fuel charges, fuel on hand (at cost plus sales tax), and any deposits with utility companies (to the extent possible, utility prorations will be handled by final meter readings obtained from the utility providers on the day immediately preceding the Closing Date);

                                    (h) amounts due and prepayments under the
Service Contracts;

                                    (i) assignable license and permit fees;

                                    (j) pre-closing contributions of Owner to
the Promotional Organizations shall be adjusted and prorated by the parties based upon the period to which such charges relate and any transferable deposits by tenants with respect to such Promotional Organizations, all cash on hand and in bank accounts and all reserves of such Promotional Organizations shall be paid or credited to Purchaser at the Closing;

                                    (k) all cash or cash accounts (including the
Cash Collateral Account and Property Account, each as defined in the Cash Management Agreement described on Exhibit G) of the Owner as of Closing shall be credited to Seller;

                                    (l) all interest and other required payments
related to the Existing Loan shall be prorated as of the Closing Date, and Seller shall be credited for the balances (if any) in any escrows on deposit or loan reserves, including but not limited to, the "Tax and Insurance Impound Fund," "Replacement Escrow Fund," "Leasing Escrow Fund," "Required Repairs Reserve" and "Bank Release Reserve" (as such terms are defined in the Existing Loan Documents) including any accrued but unpaid interest thereon due from Existing Lender;

                                    (m) promptly upon receipt, Purchaser shall
pay to Seller any amounts received by Owner (in the Operating Account or otherwise) after Closing under Section 2(j) of the Cash Management Agreement to the extent such amounts represent revenues for the period prior to the month of closing or for the month of closing for which Purchaser did not receive a credit under (k) above; and

                                    (n) other similar items of income and
expenses of operation if and to the extent not paid or reimbursed by Tenants.

                           (ii) If any item of income or expense set forth in
this Section 4.C. is not subject to final determination as of Closing or is based on an estimate, or is subject to final adjustment after Closing, then Seller and Purchaser shall make, and each shall be entitled to, an appropriate reproration to each such item promptly when accurate information becomes available. Any such reproration shall be paid promptly in cash to the party entitled thereto.

                           (iii) For purposes of this Section 4.C. the amount of
any expense credited by one party to the other shall be deemed an expense paid by that party. The terms of this Section 4.C., to the extent they call for adjustments, prorations or payments after Closing (collectively, "Post-Closing Adjustments"), shall survive the Closing.

                           (iv) (a) It is the intention of the parties that
except as otherwise specifically provided above, Seller (as owner of Owner for the period prior to Closing) shall be entitled to the benefit of all income and bear responsibility for all expenses accrued during the period of time up to but not including the Closing Date, and the Purchaser (as owner of Owner from and after Closing) shall be entitled to the benefit of all income and bear responsibility for all expenses accrued during the period of time from, after and including the Closing Date (as if the Management Agreement terminated at Closing).

                                    (b) Except as otherwise provided herein, in
the Management Agreement or in any document or instrument to be executed at the Closing, as between Seller and Purchaser, if the Closing occurs: (1) Seller shall pay and be responsible for any liabilities of Owner resulting from claims for injury to or death of persons, which arise prior to Closing (and if any such amount is subject to a judgment lien as of Closing, then, subject to Section 3.C.(ii)(b), Seller shall either credit Purchaser for such amount at Closing or cause the discharge of such liability or provide adequate security for the contest of such liability) and (2) Purchaser shall pay and be responsible for any liabilities resulting from claims for injury to or death of persons, which arise from and after Closing and Purchaser shall pay when due all legal fees related to lease transactions under negotiation at the time of Closing.

                                    (c) After the transfer of the Non-Managing
Interest, LLC and Purchaser shall be deemed to have assumed and be liable for all obligations, debts, liabilities and risks with respect to the ownership of LLC, the Membership Interests and the Property, including, without limitation, all obligations of LLC under the Leases, the Service Contracts and any and all other agreements to which LLC is a party or pursuant to which the Property is bound; and Purchaser hereby agrees, and, upon Closing LLC will be deemed to have agreed, to indemnify, defend and hold Seller, their respective partners, shareholders, members and each of them harmless of, from and against any and all claims, damages, liabilities, actions, causes of action, costs and expenses (including reasonable attorneys' fees and expenses) arising out of, under, in connection with or with respect to the Property, the LLC or the Membership Interests after the transfer of the Membership Interests. In no event shall Seller be deemed to assume or be liable for any liabilities of the LLC or with respect to the Property for any period from and after Closing, except for any liabilities of Seller expressly retained pursuant to this Agreement. The obligations in this section shall survive Closing.

                                    (d) Seller hereby agrees to indemnify,
defend and hold Purchaser, their respective partners, shareholders, members and each of them harmless of, from and against any and all claims, damages, liabilities, actions, causes of action, costs, and expenses (including reasonable attorneys' fees and expenses) arising out of, under, in connection with or with respect (i) to the torts or criminal acts of the Trust or the LLC prior to the transfer of the Non-Managing Interest, (ii) a breach of the representation contained in Section 6.A.(xviii)(b) or (iii) a breach of the representation contained in Section 6.A.(xviii)(d). The obligations in this section shall survive Closing indefinitely notwithstanding the Representations Expiration Date.

                  D.       Transaction Costs

                  Purchaser shall pay the cost of the title insurance premium and one-half of all out-of-pocket, third-party costs and expenses incurred in connection with obtaining the Existing Lender Certificate and related documentation (including but not limited to assumption fees, mortgage taxes or other taxes or fees in connection with such Existing Lender Certificate and related documentation, and fees and expenses of the Existing Lender). Seller shall pay the remaining one-half of all out-of-pocket, third-party costs and expenses incurred in connection with such Existing Lender Certificate and related documentation. Seller and Purchaser shall each pay (i) one-half of any escrow fees, (ii) one-half of any recordation tax, documentary stamps, transfer tax or similar charge, and (iii) one-half of the cost of the survey. Seller and Purchaser shall, however, be responsible for the fees of their respective attorneys, including without limitation, any attorneys' fees incurred by each such party in connection with the Existing Lender Certificate and related documentation.

                  The parties believe that no transfer, recording or other similar tax or charge will be due upon recordation of the Trustee Substitution or otherwise, however, if recordation is conditioned (by the appropriate governmental office) upon payment of any such amount, Seller and Purchaser shall each pay one-half of such amount, Closing shall proceed, and Seller and Purchaser shall cooperate jointly after Closing to seek a refund of such amount.

         5.       COVENANTS

                  A. (i) Notwithstanding anything to the contrary contained in the Management Agreement:

                                    (a) Prior to expiration of the Review
Period, and except for the "Consent Transactions" (as defined below), Owner may in the ordinary course of business modify, extend, renew, cancel or permit the expiration of any Lease or Service Contract, or enter into any proposed Lease or Service Contract which Service Contract is terminable as of Closing or upon 30 days notice without any fee, without Purchaser's consent, except that Seller may not without Purchaser's advice and consent in each instance (which shall not be unreasonably withheld or delayed) cause Owner to modify, extend, renew or cancel, or enter into, any lease for any space now occupied or hereafter vacated by any of the tenants described in Exhibit V attached hereto (each, an "Anchor Tenant"), or cause Owner to enter into a Service Contract which Service Contract is not terminable upon 30 days notice or as of Closing (collectively, "Consent Transactions").

                                    (b) After the expiration of the Review
Period, Seller may not, without Purchaser's prior consent, which may not be unreasonably delayed or withheld, cause Owner to (i) modify, extend, renew, cancel or permit the expiration of the any Lease or Service Contract, (ii) enter into any proposed Lease or Service Contract, or (iii) modify, extend, renew, cancel or permit the expiration of the Existing Loan Documents. Prior to the expiration of the Review Period, Seller agrees to cause Owner not to modify, extend, renew, cancel or permit the expiration of the Existing Loan Documents without five (5) days prior written notice to Purchaser.

                                    (c) Should Seller seek in writing
Purchaser's consent for any such action, Purchaser shall respond in writing to Seller (therein giving consent or specifying the precise nature of Purchaser's objection to the action) within five (5) business days of receipt of Seller's request. If Purchaser does not respond within said five (5) business day period, Purchaser shall be deemed conclusively to have consented to the action requested by Seller.

                           (ii) At least thirty (30) days prior to the Closing,
Purchaser will advise Seller as to which Service Contracts, if any, will not be terminated at the Closing. As to any of the other Service Contracts, Seller shall upon written request by Purchaser cause Owner to give written notice canceling such Service Contract as of the Closing Date and Purchaser shall pay any cancellation fee in connection therewith.

                  B. From the date hereof until the Closing or earlier termination of this Agreement, Seller shall cause Owner not to remove (or direct the removal of) any item of Tangible Personal Property except as may be required for repair or replacement or to retire obsolete property; Seller shall cause any property so removed to be promptly replaced by property of equal function and of equal or greater quality.

                  C. From the date hereof until the Closing or earlier termination, Seller shall cause all existing insurance for the Property (as described in Exhibit W) to be kept in full force and effect.

                  D. Seller also covenants that between the date of this Agreement and the Closing Date:

                           (i) Seller shall cause Owner not to take any action
which violates the Management Agreement, or permit Owner to fail to take any action required to be taken under the Management Agreement (including without limitation the failure to spend money in accordance with an approved budget pursuant to the Management Agreement or in order to comply with the Management Agreement), and shall cause Owner not to direct Manager as manager under the Management Agreement to take any action which violates the Management Agreement, or to permit Owner to fail to take any action required to be taken under the Management Agreement (including without limitation the failure to spend money in accordance with an approved budget pursuant to the Management Agreement or in order to comply with the Management Agreement), (1) which would cause the Property to be operated, managed and maintained other than in a substantially similar manner as the Property is currently operated, managed and maintained,
(2) which would violate or continue the violation of any Law (as defined below),
(3) which would violate the provisions of this Agreement, (4) which would cause any of the representations and warranties of Seller contained in this Agreement to be incorrect, in any material respect as of the Closing, or (5) which would cause any improvements, painting, repairs, alterations or any other tenant finish work required to be performed by the landlord under the Leases (or any amendments or extensions thereof) by their terms prior to Closing not to be performed on or prior to Closing.

                           (ii) Without limiting the generality of the preceding
paragraph (i):

                                    (a) Seller shall cause Owner to timely
comply with its obligations as Owner under the Management Agreement.

                                    (b) Seller shall not permit Owner to cause
any "Hazardous Substances" (as defined below) to be placed in, on or under the Property in a manner or in quantities that require remediation under applicable "Environmental Laws" (as defined below).

                                    (c) Seller shall cause Owner not to grant
any new liens or encumbrances against the Property, or grant any easements affecting the Property.

                                    (d) Seller shall cause Owner not to release
or modify any of the Guaranties and Warranties without the Purchaser's prior consent.

                                    (e) omitted

                                    (f) Unless a Lease is terminated, Seller may
not cause Owner to apply the tenant security or other deposits under that Lease to cure any defaults under that Lease.

                  E. Seller shall not sell, mortgage, pledge, hypothecate or otherwise transfer or dispose of all or any part of the Membership Interests or any interest therein.

                  F. Seller shall not be deemed to have breached any covenant set forth in this Section 5 if the failure of such covenant to be complied with is the result of an act or omission of Purchaser or Manager which is not authorized by, or is in violation of, the Management Agreement.

         6.       REPRESENTATIONS

                  A. Seller's Representations and Warranties: Seller represents and warrants to Purchaser that as of May 27, 1998 (as to clauses (i)-(xiv)) and as of the date hereof (as to clauses (xv) through (xx)):

                           (i) Trust is a duly formed and validly existing trust
organized under the laws of Illinois. Trust is authorized to own and convey title to land in the State of Maryland. LLC is a duly formed and validly existing limited liability company organized under the laws of Delaware.

                           (ii) Seller has the full legal right, power and
authority to execute and deliver this Agreement and all documents now or hereafter to be executed by it pursuant hereto (collectively, the "Seller's Documents"), to consummate the transaction contemplated in this Agreement, and to perform its obligations under this Agreement and the Seller's Documents. The persons signing this Agreement on behalf of Seller are authorized to do so.

                           (iii) Neither Owner nor Seller has been served with
any litigation which is still pending with respect to the Property that would adversely affect Seller's ability to perform its obligations under this Agreement, or that would affect title to the Property after Closing or the enforcement of any of the Leases, or that would materially and adversely affect the financial condition or operation of the Property, nor to Seller's Knowledge has any such litigation been (a) filed but not served or (b) threatened in writing against Seller or Owner.

                           (iv) Purchaser has been given access to, or
possession of, complete and accurate copies of (a) the Existing Loan Documents existing as of the date of this Agreement, and (b) to Seller's Knowledge, the Leases, the Permits and Licenses, the Guaranties and Warranties, the Service Contracts and the Plans and Reports (and all amendments thereto) existing of as December 31, 1996.

                           (v) (a)(1) the information contained in the schedule
of leases attached to and made a part of this Agreement as Exhibit X (the "Lease Schedule") is complete and accurate as of December 31, 1996; and (2) there were no leases, or to Seller's Knowledge, tenancies or other rights to occupy the Property, as of December 31, 1996 other than those set forth in the Lease Schedule.

                                    (b) Except as set forth in the Lease
Schedule or as previously disclosed to or learned by Purchaser as manager under the Management Agreement:

                                          (1) No action or proceeding has been
instituted against Owner (in which Owner has received process) by any tenant of the Property which is presently pending in any court, except with respect to claims involving personal injury or property damage, other than those referred to in Exhibit Y attached to and made a part of this Agreement, and to Seller's Knowledge, no such action or proceeding has been threatened in writing against Owner and, with the exception of claims or offsets referred to in Exhibit Z, there are no outstanding written claims for rent offsets or otherwise by any tenants against Owner.

                                          (2) Owner holds no security or other
tenant deposits.

                                          (3) All security and other tenant
deposits have been held and, where applicable, returned in compliance with all applicable rules, ordinances and statutes.

                                          (4) There are no leasing commissions
outstanding which are payable out of rents.

                                          (5) To Seller's Knowledge, each Lease
is in full force and effect.

                                          (6) To Seller's Knowledge, no default
exists on the part of Owner or any tenant under any Lease.

                                          (7) To Seller's Knowledge, no tenant
has any defense, offset or counterclaim against or with respect to rent and other sums payable by it under its Lease except as set forth in its Lease.

                                          (8) There are no concessions, free
rent periods, tenant improvement obligations or improvement allowances to any tenant not specified in the applicable Lease.

If any Lease contains provisions which are inconsistent with the foregoing representations and warranties, such representations and warranties shall be deemed modified to the extent necessary to eliminate such inconsistency and to conform such representations and warranties to the provisions of such Lease.

                           (vi) (a) (1) The Beneficial Owner has the full legal
right, power and authority to execute and deliver the Subscription Agreement, the Registration Rights Agreement and the Partnership Agreement and to perform its obligations thereunder. The address set forth for the Beneficial Owner on Exhibit D is the principal legal address of the Beneficial Owner. The Registration Rights Agreement and the Subscription Agreement and each instrument to be executed by the Beneficial Owner in connection with either such agreement or this Agreement (including, without limitation, the Partnership Agreement) will, when executed and delivered, be valid and enforceable against the Beneficial Owner in accordance with their respective terms, except as affected by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and the application of equitable principles.

                                          (2) The direction by Seller to deliver
the Class B Units directly to the Beneficial Owner has been duly and validly authorized by all requisite action of Seller and the allocation to the Beneficial Owner (together with cash, if any, which the Beneficial Owner will receive as a result of the transactions contemplated by this Agreement) is a correct allocation of the portion of the Purchase Price to which such Beneficial Owner is entitled.

                                          (3) To Seller's knowledge, no consent,
approval or other authorization or order of, and no filing with or waiver of rights by, any governmental authority or any other person is required in connection with the direction by Seller to deliver the Class B Units directly to the Beneficial Owner.

                                          (4) Neither the issuance of the Class
B Units directly to the Beneficial Owner nor the execution, delivery and performance of the Registration Rights Agreement, the Subscription Agreement and the Partnership Agreement by the Beneficial Owner shall (1) violate or conflict with any provision of the partnership agreement or other organizational instruments of the Beneficial Owner, (2) to Seller's knowledge, result in a breach of, or constitute default under (or with notice or lapse of time of time or both, result in a breach or constitute a default under) any contract or other agreement or instrument to which the Beneficial Owner is a party or by which it is bound, or (3) conflict with any material law applicable to the Beneficial Owner.

                           (vii) (a) Except as may have been previously
disclosed to or learned by Purchaser or Manager as manager under the Management Agreement or as described in the documents set forth on Exhibit AA ("Environmental Reports"):

                                          (1) Seller has no Knowledge of any
failure to comply with any applicable laws, regulations, ordinances, codes, judgments, or other governmental requirements (collectively, "Laws") with respect to the use, occupancy, construction or condition of the Property (collectively, "Violations"), including without limitation zoning, planning, building, safety, health, electrical, plumbing, or fire Laws and "Environmental Laws" (as defined below) which has not been corrected to the satisfaction of the appropriate governmental authority prior to the date of this Agreement.

                                          (2) No written notice has been
received from any insurer of the Property requesting any improvements, alterations, additions, corrections, or other work in, on or about the Property. Purchaser shall be promptly notified if any such notice is received that Owner did not obtain from Purchaser as manager under the Management Agreement.

                                    (b) Without limiting the preceding
subparagraph (a), except as may have been previously disclosed to or learned by Purchaser or Manager as manager under the Management Agreement or as described in the Environmental Reports, to Seller's Knowledge:

                                          (1) No enforcement action for
violation of Environmental Laws has been taken while Owner owned the Property, or is now pending or threatened by any governmental authority with respect to the Property.

                                          (2) No Hazardous Substance is present
on the Property that is handled or stored in a manner, or is present in quantities, which violates any applicable Environmental Laws.

                                          (3) There are no underground or above
ground storage tanks at the Property.

         As used in this Agreement, the term "Hazardous Substances" means any hazardous, toxic, corrosive or flammable substance or waste, pollutant or contaminant, including without limitation petroleum, petroleum products, PCBs and asbestos containing materials and including those defined as such under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. ss.9601, et. seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. ss.6903(5); the Clean Water Act, 42 U.S.C. ss.7401, et. seq.; the Safe Drinking Water Act, 42 U.S.C. ss.300f, et. seq.; or under other similar applicable federal or state laws and regulations (collectively, "Environmental Laws").

                           (viii) To Seller's Knowledge, Exhibit B attached to
and made a part of this Agreement is a complete and accurate schedule of material items of Tangible Personal Property.

                           (ix) To Seller's Knowledge, Exhibit BB attached to
and made a part of this Agreement is a complete list of the Service Contracts and Owner is not in default under any of the Service Contracts.

                           (x) Attached to and made a part of this Agreement as
Exhibit CC is a complete and accurate list of all Permits and Licenses affecting the Property. To Seller's Knowledge, none of the Permits and Licenses have been revoked and Owner has received no notice that any Permit or License is subject to revocation.

                           (xi) Attached to and made a part of this Agreement as
Exhibit W is a complete and accurate schedule of all insurance now carried by Owner with respect to the Property.

                           (xii) Neither Owner nor Seller is a party to an
unrecorded agreement relating to the installation or use of any water, sanitary sewer or septic system.

                           (xiii) Except as disclosed on Exhibit EE, there are
no existing claims under any of the Guaranties and Warranties.

                           (xiv) Exhibit G attached to and made a part of this
Agreement is a complete and accurate schedule of all material Existing Loan Documents.

                           (xv) The Non-Managing Member is a limited
partnership, duly formed and validly existing under the laws of the State of Illinois. The Managing Member is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Illinois. Such entities have the limited partnership and corporate power and authority, respectively, to execute, deliver and perform this Agreement and the documents and instruments required by this Agreement to be executed and delivered by each of them at Closing. The execution and delivery by the Non-Managing Member and the Managing Member of this Agreement has been duly and validly authorized by all requisite action of such entities.

                           (xvi) Neither the execution and delivery of this
Agreement by Seller nor the sale and transfer of the Non-Managing Interest by Seller will:

                                    (a) violate or conflict with any provision
of the Certificate of Limited Partnership or Amendment and Restatement of Articles of Limited Partnership Agreement of the Non-Managing Member, the Articles of Incorporation or By-Laws of the Managing Member, or the Certificate of Limited Liability Company or the Limited Liability Company Agreement of LLC, and for such purpose, by its execution of this Agreement, each of the Non-Managing Member and the Managing Member hereby consents to the sale of the Non-Managing Interest to Purchaser and Purchaser's admission into the LLC. All persons or entities affiliated with Seller having a right to consent to this transaction, if any, have so consented.

                                    (b) to Seller's Knowledge, result in a
breach of or constitute a default under (or with notice or lapse of time or both, result in a breach or constitute a default under) any material contract or other material agreement or instrument to which the Non-Managing Member, the Managing Member or LLC is a party or by which any of them is bound which breach or default would materially and adversely effect the ability of Managing Member and Non-Managing Member to perform its obligations hereunder.

                                    (c) result in or require the creation or
imposition of any pledge, lien, security interest or other charge or encumbrance on the Property or any assets owned by LLC.

                           (xvii) The Non-Managing Member owns the Non-Managing
Interest and has the limited partnership power and authority to sell and convey the Non-Managing Interest to Purchaser. Managing Member owns the Managing Interest free and clear of all security interests, claims, liens or restrictions. Except for the rights of Purchaser under this Agreement, no other person or entity has any oral or written right, agreement or option to acquire all or any portion of the outstanding Non-Managing Interest. The Non-Managing Interest and the Managing Interest constitute the only outstanding limited liability company interests in LLC and LLC has never issued a limited liability company interest other than such Interests. The Non-Managing Member and the Managing Member are the only members of the LLC and there are no existing agreements or commitments by the Non-Managing Member, the Managing Member or LLC providing for the admission of additional members to LLC or for the call of any additional capital contributions, except as set forth in the Limited Liability Company Agreement or herein. The Limited Liability Company Agreement of LLC dated May 7, 1997 has not been amended, modified, superseded or rescinded.

                           (xviii) (a) Financial Statements. Exhibit KK includes
the unaudited consolidated balance sheets of LLC (including the notes thereto) as of December 31, 1997 and June 30, 1998 (such June 30, 1998 statement, the "Balance Sheet") Balance Sheet which presents the assets and liabilities (whether absolute, accrued or contingent) of the LLC, as of such date, subject to the notes thereto.

                                    (b) Liabilities. Except: (i) for the
Existing Loan, and liabilities and obligations related to the Property or the operation of the Property or incurred with the knowledge of Manager; and (ii) as otherwise disclosed in this Agreement and the Balance Sheet (as defined above), the LLC does not have any material liability or obligation of any nature whether now due or to become due, absolute or contingent.

                                    (c) Absence of Certain Changes and Events.
Since June 30, 1998, there has not been any material adverse change in the assets or liabilities of LLC of which Manager, as Manager of the Property would not or should not be aware.

                                    (d) Taxes. Subject to Manager's duties under
the Management Agreement, the LLC has filed or will file when due all notices, reports and returns of Taxes (as defined below) required to be filed before the Closing Date and has paid or, if due after the date hereof and prior to the Closing Date, will pay, all Taxes and other charges for the periods shown to be due on such notices, reports and returns. "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, excise, property, sale, gross receipts, employment and franchise taxes, imposed by the United States, or any state, county, local or foreign government, or subdivision or agency thereof with respect to the assets or the business of LLC, and including any interest, penalties or additions attributable thereto.

                           (xix) (a) None of the Non-Managing Member, the
Managing Member or LLC has (i) made a general assignment for the benefit of its creditors; (ii) admitted in writing its inability to pay its debts as they mature; (iii) had an attachment, execution or other judicial seizure of any property interest which remains in effect; or (iv) become generally unable to meet its financial obligations as they mature.

                                     (b) There is not pending (or to Seller's
Knowledge, threatened in writing) any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or recomposition of LLC, or the debts of LLC, under any law relating to bankruptcy, insolvency, reorganization or the relief of debtors, or seeking the appointment of a receiver, trustee, custodian or other similar official for LLC or the Property.

                           (xx) The LLC does not have any employees.

                  B. Purchaser's Representations and Warranties. Purchaser represents and warrants to Seller that as of May 27, 1998:

                           (i) Purchaser is a duly formed and validly existing
limited partnership organized under the laws of Delaware.

                           (ii) Purchaser has the full legal right, power and
authority to execute and deliver this Agreement and all documents now or hereafter to be executed by Purchaser pursuant to this Agreement (collectively, the "Purchaser's Documents"), to consummate the transaction contemplated hereby, and to perform its obligations hereunder and under Purchaser's Documents.

                           (iii) Upon Closing, the Purchaser shall deliver to
the Beneficial Owner good and marketable title to the Class B Units free and clear of all liens, claims, encumbrances and restrictions, except (x) as contained in the Registration Rights Agreement and the Partnership Agreement and
(y) as imposed by federal and state securities laws.

                           (iv) At Closing, the Partnership Agreement shall be
in the form attached hereto as Exhibit C, as amended only by the Partnership Amendment, and the Partnership Agreement shall be in full force and effect. There are no uncured defaults or breaches by the Trust or, to the knowledge of the Trust, any limited partner under the Partnership Agreement.

                           (v) At Closing, the capitalization of Purchaser will
be as set forth in the Partnership Agreement (after giving effect to any amendment to Exhibit A thereto after the date hereof which is permitted under
Section 2.C.(ii), a copy of which Exhibit A as of the date hereof is attached hereto as a part of Exhibit C to this Agreement). There are no restrictions on the transfer of the Class B Units other than those contained in the Partnership Agreement and the Registration Rights Agreement and those arising from federal and applicable state securities laws. All Class B Units to be issued and outstanding in accordance with the terms of this Agreement are or will be duly authorized and validly issued in accordance with the terms of the Partnership Agreement and in compliance with applicable laws and are redeemable for cash or Shares as provided in the Partnership Agreement. As of the date hereof, there are no outstanding subscriptions, options, warrants, preemptive or other rights or other arrangements or commitments obligating the Purchaser to issue any Units in the Purchaser, except as described in (i) the Trust's Proxy Statement dated August 27, 1997, (ii) the Prospectus Supplement dated December 17, 1997, to the Prospectus dated December 17, 1997, of the Trust, and (iii) the Trust's Report on Form 10-Q for the four-month period ending December 31, 1997 (collectively, the "Filings"), true and complete copies of which has been delivered to Seller. If and when issued, the Shares issuable upon exchange of the Class B Units will be duly authorized, validly issued, fully paid and non-assessable. At the Closing, the Beneficial Owner will, assuming that the Purchase Price includes the Class B Units, be admitted as a limited partner of Purchaser. The issuance of the Class B Units at Closing will not require any approval or consent of any person or entity, except any such approval that shall have been obtained on or prior to Closing. The issuance of the Class B Units to the Beneficial Owner hereunder is exempt from registration under the Securities Act and applicable state securities laws.

                           (vi) To the Purchaser's knowledge, the Filings taken
as a whole do not, as of the date thereof, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which such statements were made and there has been no material adverse effect on the business, assets, financial condition or results of operation of Purchaser or the Trust since December 31, 1997.

                           (vii) PREIT is duly organized, validly existing, in
good standing and qualified and empowered to conduct its business, and has full power and authority to take the actions necessary for Purchaser to fully perform under this Agreement and to fully perform under the Registration Rights Agreement. Neither the execution and delivery of the Registration Rights Agreement, nor the performance of the Trust's obligations thereunder, will conflict with or result in the breach of any material contract, agreement, law, rule or regulation to which PREIT is a party or by which PREIT is bound.

                           (viii) The Registration Rights Agreement, and each
instrument to be executed by PREIT in connection with this Agreement or therewith, will, when executed and delivered, be valid and enforceable against PREIT in accordance with its terms.

                           (ix) The Trust Agreement of PREIT, a true, complete
and correct copy of which is attached as Exhibit DD ("Trust Agreement") has been delivered to Seller and will be in full force and effect at Closing. There are no distribution, termination or liquidation proceedings pending or contemplated with respect to PREIT.

                           (x) PREIT will elect to be taxed as a real estate
investment trust for its taxable year ending December 31, 1998 and PREIT believes it is organized and will be operated in such a manner as to qualify for taxation as a "real estate investment trust" as defined in Section 856 of the Code for the taxable years ending December 31, 1998.

                           (xi) Purchaser has not been served with any
litigation which is still pending that would adversely affect Purchaser's ability to perform its obligations under this Agreement, or that would affect PREIT's ability to deliver the Shares in accordance with Section 2.C. above, nor to Purchaser's Knowledge, has any such litigation been filed but not served or threatened against Purchaser;

                           (xii) Neither the Partnership Agreement nor the Trust
Agreement have been amended since September 30, 1997 through the date hereof, except for amendments to Exhibit A to the Partnership Agreement.

                  C. Seller and Purchaser shall be deemed to remake and restate the representations and warranties set forth in this Section 6 above as of Closing. Should Seller proceed to Closing with the Knowledge of Purchaser's violation of any representation or warranty contained in this Section 6, Seller will be conclusively deemed to have waived any remedy therefor. Should Purchaser proceed to Closing with Knowledge, of Seller's violation of any representation or warranty of Seller contained in this Section 6, Purchaser will be conclusively deemed to have waived any remedy therefor, including any adjustment in Purchase Price.

                  D. The representations and warranties set forth in Section 6 above, as of the date made (or deemed made) shall survive the Closing, but any "Claims" (as defined below) thereunder must be made in writing within 270 days after Closing (the "Representations Expiration Date") or they shall thereafter be deemed to have lapsed and to be null, void and of no further force or effect, except as provided in Section 4.C.(iv)(d).

                  E. No inspection or examination by Purchaser shall limit Purchaser's right to rely on the representations and warranties of Seller contained herein except as set forth in Section 6.C. Purchaser agrees to promptly notify Seller if Purchaser becomes aware that any representation or warranty is untrue but failure to so notify does not preclude Seller's exercise of rights pursuant to Section 6.C above.

         7.       CASUALTY LOSS AND CONDEMNATION

         If, prior to Closing, the Property or any material part thereof shall be condemned, or destroyed or damaged by fire or other casualty, Seller shall promptly so notify Purchaser. In the event the effect of such condemnation or casualty occurring prior to the end of the Closing is material (as hereinafter defined), Purchaser shall have the option either to terminate this Agreement or to consummate the transaction contemplated by this Agreement notwithstanding such condemnation, destruction or damage. If Purchaser elects to consummate the transaction contemplated by this Agreement or if a casualty or condemnation is immaterial, Purchaser may not terminate this Agreement but, providing Closing occurs, Owner shall be entitled (a) in the event of a condemnation, to receive and retain after Closing the condemnation proceeds, subject to the prior rights thereto of Existing Lender under the Existing Loan Documents; and (b) in the event of a casualty, to settle the loss after Closing under all policies of insurance applicable to the destruction or damage and receive the proceeds of insurance applicable thereto, subject to the prior rights thereto of Existing Lender under the Existing Loan Documents; provided, however, that in the event Existing Lender applies any such insurance proceeds in reduction of the principal balance of the Existing Loan in accordance with the provisions of the Existing Loan Documents, then Purchaser shall be entitled at Closing to a credit against the Purchase Price in the amount of the insurance proceeds so applied. If, upon a material condemnation or casualty prior to Closing, Purchaser elects to terminate this Agreement, the Down Payment shall be returned to Purchaser by Seller, in which event this Agreement shall, without further action of the parties, become null and void and neither party shall have any further rights or obligations under this Agreement. For purposes of this provision, a condemnation or casualty loss shall be deemed to be "material" if (i) the cost of repairing or restoring the premises in question would be, in the opinion of an independent architect selected by Seller and reasonably approved by Purchaser, equal to or greater than One Million and No/100 Dollars ($1,000,000.00), (ii) such loss would materially and detrimentally impair access to the Property or its improvements or common areas after Closing, (iii) such loss results in the termination of the Lease of an Anchor Tenant or (iv) such loss results in the termination of Leases for other tenants occupying, in the aggregate, fifteen percent (15%) or more of the gross leasable area of the Property. The provisions of this Section 7 shall supersede the provisions of any Law regarding the allocation of the risk of loss between buyers and sellers.

         8.       BROKERAGE

         Purchaser and Seller each hereby represents and warrants to the other that it has not dealt with any broker, finder or other party in connection with the negotiation of this Agreement or otherwise in connection with the Property or Membership Interests. Seller and Purchaser shall each indemnify and hold the other harmless from and against any and all claims of all other brokers and finders claiming by, through or under the indemnifying party and in any way related to the sale and purchase of the Property, this Agreement or otherwise, including, without limitation, attorneys' fees and expenses incurred by the indemnified party in connection with such claim.

         9.       DEFAULT AND REMEDIES

                  A. Notwithstanding anything to the contrary contained in this Agreement, if Seller has breached a representation or warranty hereunder (as of the date made or deemed made) or breaches an obligation under this Agreement and Closing does not occur:

                           (i) and the breach continues for ten (10) days after
Purchaser has given Seller written notice thereof, then, as Purchaser's sole and exclusive remedy hereunder, Purchaser may (A) terminate this Agreement, in which event the Down Payment theretofore delivered to Seller shall be returned to Purchaser, together with Purchaser's actual out-of-pocket costs incurred in connection with this transaction as of the date of such termination not to exceed $75,000 in the aggregate (and Purchaser shall provide documentation evidencing such costs to Seller) ("Termination Damages"), and this Agreement shall be null and void, and neither party shall have any rights or obligations under this Agreement, and in no event shall Purchaser be entitled to recover additional money damages against Seller or to compel Seller to spend any sums of money in excess of those specifically required under this Agreement, or (B) seek specific performance of Seller's obligations hereunder;

                           (ii) if Closing does not occur solely as a result of
a failure of delivery of (or for delivery to be deemed to have occurred of) the Existing Lender Certificate, as hereafter defined (a "Consent Failure"), then
(1) Seller may elect to extend the Closing Date to a date no later than October 25, 1998, in order to obtain the applicable certificate and consent, and (2) in the event Seller does not make such election, or upon expiration of such extension period, Purchaser may upon written notice to Seller within five (5) days of such Consent Failure, terminate this Agreement, in which event either
(a) the Down Payment theretofore delivered to Seller shall be returned to Purchaser, and this Agreement shall be null and void, and neither party shall have any rights or obligations under this Agreement, and in no event shall Purchaser be entitled to recover any money damages (including without limitation Termination Damages) against Seller or to compel Seller to spend any sums of money in excess of those specifically required under this Agreement, or (b) in the event the Consent Failure occurs as a result of a Noncooperation Event (as hereinafter defined), the Down Payment shall be retained by Seller as Seller's sole remedy and as liquidated damages; and

                           (iii) Purchaser shall retain all rights and remedies
available to Purchaser at law, in equity or under this Agreement, and to sue for return of the Down Payment and payment of the Termination Damages, if Seller made any intentional misrepresentation when initially made or commits fraud in connection with this Agreement; provided in no event shall Purchaser be entitled to seek punitive, exemplary, special or consequential damages, and any action for damages shall be limited to actual damages.

                  B. If Purchaser fails to complete closing in accordance with the terms of this Agreement, then this Agreement shall be terminated and the Down Payment shall be retained by Seller as Seller's sole remedy and as liquidated damages.

                  C. In the event there is a failure of the condition precedent required in accordance with clause (ii) in Section 10.D. below (a "Release Failure"), then Seller may elect either (i) to terminate this Agreement, in which event the Down Payment shall be returned to Purchaser and in no event shall Purchaser be entitled to recover any money damages (including without limitation Termination Damages) against Seller or to compel Seller to spend any sums of money in excess of those specifically required under this Agreement unless the Release Failure occurs as a result of a Noncooperation Event, in which event the Down Payment shall be retained by Seller as Seller's sole remedy and as liquidated damages, (ii) to extend the Closing Date for up to sixty (60) days in order to obtain a satisfactory release from Existing Lender in accordance with Section 10.D., or (iii) to proceed to Closing notwithstanding the failure of such condition precedent and to rely, in lieu thereof, on the indemnification provisions set forth in Section 12.AA. hereof. Notwithstanding the foregoing, no Noncooperation Event shall be deemed to have occurred if Purchaser (a) prepays the Existing Loan at Closing with Existing Lender's consent, and (b) otherwise satisfies Seller, in Seller's reasonable discretion, that Seller and its affiliates will have no continuing liabilities or obligations under the Existing Loan Documents.

                  D. As used in this Section 9, the term "Noncooperation Event" shall mean Purchaser's failure, provided Purchaser does not terminate this Agreement prior to the expiration of the Review Period, to use diligent efforts to deliver to Existing Lender, "Servicer" (as defined in the Existing Loan Documents) or "Rating Agencies" (as defined in the Existing Loan Documents) (collectively, the "Loan Approval Parties") such documentation as the Loan Approval Parties reasonably require or request, and to otherwise cooperate with the Loan Approval Parties (a) in order to enable the Loan Approval Parties to determine the acceptability of Purchaser as assignees of the owners of the obligor under the Existing Loan Documents, (b) in connection with the issuance of the Existing Lender Certificate, Consents and the releases required in
Section 10.D. hereof; and (c) in order to satisfy all conditions described in
Section 10(f) of the Deed of Trust (as defined in Exhibit G). Notwithstanding the foregoing, in no event shall Purchaser be required to deliver or disclose information to Loan Approval Parties which violates any Law or any confidentiality agreement to which Purchaser is a party or otherwise exposes Purchaser to liability as a result of such disclosure.

                  E. Seller and Purchaser acknowledge and agree that: (i) the Down Payment is a reasonable estimate of and bears a reasonable relationship to the damages that would be suffered and costs incurred by Seller as a result of having withdrawn or delayed the Membership Interests and Property from sale and the failure of Closing to occur due to a default of Purchaser under this Agreement or due to a Noncooperation Event; (ii) the actual damages suffered and costs incurred by Seller as a result of such withdrawal and failure to close due to a default of Purchaser under this Agreement or Noncooperation Event would be extremely difficult and impractical to determine; (iii) Purchaser seeks to limit its liability under this Agreement to the amount of the Down Payment in the event this Agreement does not close due to a default of Purchaser under this Agreement or a Noncooperation Event; and (iv) such amount shall constitute valid liquidated damages.

                  F. After Closing and subject to any limitations set forth in this Agreement, including but not limited to Section 12.L., Seller and Purchaser shall, subject to the terms and conditions of this Agreement, have such rights and remedies as are available at law or in equity, but only for such obligations as expressly survive Closing; except that neither Seller nor Purchaser shall be entitled to recover from the other consequential, exemplary, punitive or special damages.

         10.      CONDITIONS PRECEDENT

                  A. Subject to Sections 11, 12.G. and 12.H. below, Purchaser has had from May 27, 1998 until the sixtieth (60th) day thereafter, within which to inspect and investigate the Property and its operations (the "Review Period"). Purchaser determined that the Property and Membership Interests were suitable for its purposes and deposited the Final Down Payment.

                  B. As a condition of Purchaser's obligation to complete Closing, Seller must not have committed a material breach which continues beyond applicable notice and cure periods.

                  C. As a condition of Seller's obligation to complete Closing, Purchaser must complete Closing in accordance with this Agreement (including, without limitation, satisfaction of the condition precedent set forth in Section 10.D. below).

                  D. As conditions to Seller's obligation to complete Closing, Purchaser shall be obligated to take such actions and to execute such documentation (i) as are reasonably required in accordance with the terms of the Existing Loan Documents so as to cause all indemnitors under the Indemnity described in Exhibit G to be released of all obligations thereunder, and (ii) as may be reasonably required by Seller to cause Seller and its affiliates (other than Owner) to be released of all obligations under the other Existing Loan Documents with the exception of those obligations accruing prior to the Closing.

                  E.       omitted

                  F. As a condition to Seller's and Purchaser's obligation to complete Closing, Purchaser shall have received (i) one or more certificate(s) (collectively, the "Existing Lender's Certificate") from the Existing Lender consenting to the withdrawal and transfer to Purchaser, as applicable, of the Membership Interests to Purchaser and certifying (A) that to Existing Lender's knowledge, there are no defaults under the Existing Loan Documents, (B) as to the outstanding principal balance of the Existing Loan as of the date of the certificate, and (C) as to the amounts of any escrows on deposit or loan reserves with Existing Lender, including, but not limited, the "Tax and Insurance Impound Fund," "Replacement Escrow Fund," "Leasing Escrow Fund," "Required Repairs Reserve" and "Bank Release Reserve," and (ii) if separately required in order to validly transfer the Non-Managing Interest, written consents from Existing Lender's Servicer and Rating Agencies to the transfer and assumption contemplated herein (or deemed consent from the Rating Agencies if they fail to respond despite compliance with Section 10(f) of the Deed of Trust) ("Consents"). Purchaser hereby acknowledges that (i) the form of Existing Lender's Certificate attached hereto as Exhibit FF contains more information than is required in accordance with this paragraph, and that such form shall also be acceptable and shall satisfy the requirements of this Section 10.F. In the event the Existing Lender's Certificate contains a certification from Existing Lender substantially or substantively identical to Seller's representation under Section 6.A.(xiv) hereof, Seller's liability for such representation shall terminate upon delivery of the Existing Lender's Certificate to Purchaser. Seller agrees to use reasonable efforts (at Purchaser's cost and expense, subject to Section 4.D. above) to assist Purchaser in obtaining the Existing Lender's Certificate and the Consents.

         11.      PROPERTY INFORMATION AND CONFIDENTIALITY

                  A. Purchaser agrees that, prior to the Closing, Purchaser shall use diligent efforts to keep all "Property Information" (as defined below) confidential, and that Property Information shall not, without the prior consent of Seller, be disclosed by Purchaser or Purchaser's Representatives (as hereinafter defined), except to Purchaser Representatives, and that Property Information will not be used for any purpose other than investigating and evaluating the Property or fulfilling Manager's responsibilities as manager under the Management Agreement. Moreover, Purchaser agrees that, prior to the Closing, the Property Information will be transmitted only to the Purchaser's Representatives who need to know the Property Information for the purpose of investigating and evaluating the Property, and who are informed by Purchaser of the confidential nature of the Property Information and who agree in writing to comply with and be bound by this Section 11 for the benefit of Seller. The provisions of this Section 11.A. shall not apply to Property Information which is disclosed in compliance with the Management Agreement, or which is a matter of public record and shall not be used or construed by Seller to impede Manager from complying with its obligations under the Management Agreement or from complying with laws, including, without limitation, governmental regulatory, stock exchange rules, disclosure, tax and reporting requirements, subpoenas or court orders.

                  B. Purchaser and Seller, for the benefit of each other, hereby agree that between the date of this Agreement and the Closing Date, they will not release or cause or permit to be released any press notices, publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms, conditions, parties to or substance of this Agreement or the transactions contemplated herein, without first obtaining the written consent of the other party hereto, as to the portion of the disclosure relating to this transaction, the Property or such party and its affiliates, which consent shall not be unreasonably withheld. Seller agrees not to object to any disclosure (including public announcements) required by law or stock exchange rules to the extent it identifies the parties, property and purchase price (and method of payment thereof) in connection with this transaction or other matters required to be disclosed by law or such rules. Failure to disapprove any disclosure within two (2) business days of receipt shall be deemed an approval. It is understood that the foregoing shall not preclude either party from discussing the substance or any relevant details of the transactions contemplated in this Agreement, subject to the terms of this Section 11, with any of Purchaser's attorneys, accountants, professional consultants or potential lenders, as the case may be, or prevent either party hereto from complying with applicable laws, including, without limitation, governmental regulatory, stock exchange rules, disclosure, tax and reporting requirements, subpoenas or court orders, or prevent Seller from coordinating with tenants to obtain the Estoppel Certificates.

                  C. If the Closing occurs, Seller shall for a period of one (1) year after the Closing use diligent efforts to cause George Touras and Andrew Levin to use diligent efforts (i) to keep all "Property Information" confidential, and (ii) not to disclose the Property Information without the prior consent of Purchaser. The provisions of this Section 11.C. shall not apply to Property Information which is or becomes publicly available (other than as a result of a wrongful disclosure by George Touras or Andrew Levin) and shall not be deemed to prohibit disclosure in compliance with any laws, including without limitation, governmental regulatory, stock exchange rules, disclosure, tax and reporting requirements, subpoenas or court orders. Notwithstanding any provision to the contrary in this Agreement, Seller shall not be liable for consequential, special, exemplary or punitive damages for any breach of this Section 11.C., and George Touras and Andrew Levin shall have no personal liability under this Section.

                  D. In the event this Agreement is terminated, Purchaser and Purchaser's Representatives shall promptly return to Seller all originals and copies of the "New Seller-Supplied Information" (defined below) in the possession of Purchaser and Purchaser's Representatives (or certify to Seller that the same has been destroyed).

                  E. As used in this Agreement, the term "Property Information" shall mean:

                           (i) All information and documents relating to the
Property, the operation thereof or the sale thereof (including, without limitation, the Existing Loan Documents, Leases, Service Contracts, labor contracts and licenses) generated by Purchaser pursuant to the Management Agreement, or furnished to, or otherwise made available by Seller or any of Seller's Affiliates for review by, Purchaser, or its respective directors, officers, employees, affiliates, partners, brokers, agents, title insurers, surveyors or other representatives, including, without limitation, attorneys, accountants, contractors, consultants, engineers and financial advisors (collectively, "Purchaser's Representatives"), and if and to the extent such information and documents have not been previously furnished to or otherwise made available to Purchaser, or generated by Purchaser, under the Management Agreement such Property Information shall constitute "New Seller-Supplied Information".

                           (ii) All analyses, compilations, data, studies,
reports or other information or documents prepared or obtained by Purchaser or Purchaser's Representatives containing or based in any material part on any information or documents described in the preceding clause (i).

                  F. In addition to any other remedies available to the parties under this Agreement, each party shall have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against the other party or its Representatives in order to enforce the provisions of this Section 11.

                  G. The provisions of this Section 11 shall survive the termination of this Agreement.

         12.      MISCELLANEOUS

                  A. All understandings and agreements heretofore had between Seller and Purchaser with respect to the Property and Membership Interests are merged in this Agreement, which alone fully and completely expresses the agreement of the parties.

                  B. Neither this Agreement nor any interest hereunder shall be assigned or transferred by Purchaser or Seller without the prior written consent of the other party.

                  C. This Agreement shall not be modified or amended except in a written document signed by Seller and Purchaser.

                  D. Time is of the essence of this Agreement.

                  E. This Agreement shall be governed and interpreted in accordance with the laws of the State of Maryland.

                  F. All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and delivered personally, by certified mail, return receipt requested, postage prepaid, by overnight courier (such as Federal express), or by facsimile transmission (with confirmation of transmission), addressed as follows:

              If to Seller:       Edgewater Associates #3 Limited Partnership
                                  Equity Prince George's Plaza, Inc.
                                  c/o Equity Group Investments, Inc.
                                  Two North Riverside Plaza, Suite 600
                                  Chicago, Illinois 60606
                                  Attention:  George C. Touras
                                  Telephone: 312/466-3635
                                  Facsimile: 312/454-0826

              With copies to:     Rosenberg & Liebentritt, P.C.
                                  Two North Riverside Plaza, Suite 1600
                                  Chicago, Illinois 60606
                                  Attention:  Douglas J. Lubelchek, Esquire
                                  Telephone:  312/466-3598
                                  Facsimile:   312/454-0335

              If to Purchaser:    PREIT Associates, L.P.
                                  455 Pennsylvania Avenue
                                  Fort Washington, PA 19034
                                  Attention: Jeffrey A. Linn
                                             Senior Vice President
                                  Telephone: 215/542-4183
                                  Facsimile: 215/542-9179

              With copies to:     PREIT-RUBIN, Inc.
                                  The Bellevue
                                  Third Floor
                                  200 South Broad Street
                                  Philadelphia, PA  19107
                                  Attention:  Eric Mallory
                                  Telephone:  215/875-0745
                                  Facsimile:   215/546-0240

                                  John W. Fischer, Esq.
                                  1000 Westlakes Drive, Suite 300
                                  Berwyn, PA  19312
                                  Telephone: 610/993-2221
                                  Facsimile: 610/993-8585

All notices given in accordance with the terms hereof shall be deemed received three (3) business days after posting (in the case of notices sent by certified mail), or when delivered personally or otherwise received or receipt is refused (in the case of all other methods of notice). Either party hereto may change the address for receiving notices, requests, demands or other communication by notice sent in accordance with the terms of this Section 12.F.

                  G. (i) Purchaser's right of inspection pursuant to Section 10 above shall include the right to enter on the Property, but shall be subject to the rights of tenants under the Leases and other occupants and users of the Property. No inspection shall be undertaken without reasonable prior notice to Seller. Seller shall have the right to be present at any or all inspections. No inspection shall involve the taking of samples or other physically invasive procedures without the prior consent of Seller, which consent may be withheld in Seller's sole discretion. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall restore the Property to its condition existing prior to Purchaser's entry thereon, and indemnify and hold Owner, Seller and Seller's Affiliates, and each of them, harmless from and against any and all losses, claims, damages and liabilities (including, without limitation, attorneys' fees incurred in connection therewith) arising out of or resulting from Purchaser's exercise of its rights under this Agreement, including, without limitation, its right of inspection as provided for in Section 10 above. The terms of this the preceding sentence shall survive the termination of this Agreement.

                                    (ii) Nothing contained in the preceding
paragraph (i) shall be deemed to limit Manager's rights as Manager under, or limit its ability to comply with its obligations as Manager under, the Management Agreement.

                  H. Except as provided for in, or as may be done pursuant to, the Management Agreement, Purchaser or Purchaser's Representatives shall not contact a tenant or prospective tenant for the Property regarding this transaction unless Purchaser or Purchaser's Representatives first obtains Seller's prior written approval therefor (not to be unreasonably withheld or delayed). Seller shall have the right to be present for all such tenant interviews.

                  I. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE MANAGEMENT AGREEMENT (TO THE EXTENT SET FORTH THEREIN AND SUBJECT TO THE TERMS THEREOF) OR, AS CONCERNS EQUITY PROPERTIES AND DEVELOPMENT LIMITED PARTNERSHIP ("EPDLP") ONLY, THAT CERTAIN ASSET PURCHASE AGREEMENT DATED DECEMBER 31, 1996 BY AND BETWEEN EPDLP AND THE RUBIN ORGANIZATION, INC. (THE "ASSET PURCHASE AGREEMENT"), IT IS UNDERSTOOD AND AGREED THAT NEITHER SELLER NOR ANY OF SELLER'S AFFILIATES IS MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE PROPERTY INFORMATION OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY OR MEMBERSHIP INTERESTS. PURCHASER ACKNOWLEDGES AND AGREES THAT EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, AT CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE NON-MANAGING INTEREST "AS IS, WHERE IS, WITH ALL FAULTS". EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT, THE ASSET PURCHASE AGREEMENT (AS TO EPDLP ONLY), OR THE MANAGEMENT AGREEMENT (TO THE EXTENT SET FORTH THEREIN AND SUBJECT TO THE TERMS THEREOF), PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND NEITHER SELLER NOR ANY OF SELLER'S AFFILIATES IS LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGER OF THE PROPERTY, ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, OR ANY THIRD-PARTY, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING. PURCHASER ACKNOWLEDGES THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. UPON CLOSING, EXCEPT FOR SELLER'S REPRESENTATIONS AND WARRANTIES THAT WILL SURVIVE CLOSING, AND EXCEPT FOR THE SURVIVING REPRESENTATIONS AND WARRANTIES UNDER THE ASSET PURCHASE AGREEMENT (AS TO EPDLP ONLY), OR THE MANAGEMENT AGREEMENT (TO THE EXTENT SET FORTH THEREIN AND SUBJECT TO THE TERMS THEREOF), PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INVESTIGATIONS, AND PURCHASER, UPON EXPIRATION OF THE REVIEW PERIOD, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER AND SELLER'S AFFILIATES FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS' FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER EXCEPT FOR CLAIMS BASED ON FRAUD, CRIMINAL CONDUCT OR INTENTIONAL TORTS, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER OR SELLER'S AFFILIATES AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY.

                  J. In any lawsuit or other proceeding initiated under or with respect to this Agreement, Purchaser and Seller waive any right they may have to trial by jury.

                  K. If for any reason Purchaser does not consummate the Closing, then Purchaser shall, upon Seller's request, assign and transfer to Seller, without representation, warranty or recourse, all of its right, title and interest in and to any and all studies, reports, surveys and other information, data and/or documents relating to the Property or any part thereof prepared by or at the request of Purchaser, its employees and agents, and shall deliver to Seller copies of all of the foregoing.

                  L. (i) After Closing, Seller shall not be liable to Purchaser in respect of obligations under this Agreement or any documents delivered at Closing which survive Closing for any amounts in excess of the amount of the "Holdback Funds" (as defined below), or for any amounts less than Fifty Thousand Dollars ($50,000.00) (the "Deductible Amount") in the aggregate, Purchaser hereby waiving any and all claims it may have to such recoveries in excess of, or less than, the foregoing amounts. The foregoing limitations shall apply only to liabilities admitted by Seller to exist or proven by Purchaser to exist through the final adjudication thereof in an appropriate judicial proceeding (a "Final Judgment"), and not to reprorations made pursuant to Section 4.C.(ii) above.

                           (ii) In order to secure the obligations and
liabilities of Seller under this Agreement that survive Closing, including without limitation the obligation to make Post-Closing Adjustments pursuant to
Section 4 above (collectively, "Seller's Surviving Obligations"), Seller covenants not to distribute to its equity owners (except in accordance with clauses (v), (vi) and (vii) below), an amount of consideration (referred to below as the "Holdback Funds") with a value equal to Seven Hundred Fifty Thousand Dollars ($750,000.00) (either in the form of cash or a portion of the Class B Units, at Seller's election). The term "Holdback Funds" shall include all interest earned thereon, if any.

                           (iii) If Purchaser incurs any loss, damage, cost or
expense (including attorneys' fees) for any matter Purchaser believes is covered under Seller's Surviving Obligations (a "Claim"), and desires to seek recovery from Seller, Purchaser shall give Seller written notice thereof ("Claim Notice") describing the Claim in reasonable detail. The Claim Notice shall, if applicable, be accompanied by appropriate documentation (including by way of illustration, but not of limitation, receipted bills or canceled checks) and any appropriate calculations which demonstrate that the Deductible Amount has been satisfied. If the Claim Notice states a Claim for a specified amount of money, the Claim Notice shall also be accompanied by appropriate documentation thereof (including by way of illustration, but not of limitation, estimates by independent and reputable vendors, contractors, engineers or architects or other responsible estimators unaffiliated with Purchaser, third party invoices, receipted bills or canceled checks).

                           (iv) Seller and Purchaser, acting reasonably and in
good faith, shall attempt to amicably resolve each Claim within thirty (30) days after its Claim Notice becomes effective. If such amicable resolution results in an agreed amount payable to Purchaser, Seller shall promptly pay the appropriate amount to Purchaser out of the Holdback Funds. If such Claim is not amicably resolved, then Purchaser may proceed to litigate the Claim, and if Purchaser obtains Final Judgment in its favor with respect to the Claim, Seller shall disburse the appropriate amount to Purchaser out of the Holdback Funds. As used herein, "Final Judgment" means a final judgment or verdict rendered by a court of competent jurisdiction, after all appeals (or expiration of all appeal periods, if no appeal is taken).

                           (v) If no Claim is made before the Representations
Expiration Date, then the Holdback Funds may thereafter be distributed by Seller.

                           (vi) If any Claim Notice is given before the
Representations Expiration Date (collectively, "Eligible Claim[s]") Seller shall not distribute an amount of Holdback Funds in the amount of 150% of such Claims (but in no event more than $750,000 in the aggregate), and retain such amount until such time as (i) Purchaser and Seller jointly agree upon disposition of such funds or (ii) a Final Judgment is entered with respect to such funds. Any balance may be distributed by Seller as of the Representation Expiration Date.

                           (vii) Promptly after Purchaser and Seller jointly
agree upon disposition of such funds or Final Judgment with respect to all Eligible Claims has been entered, Seller shall pay the appropriate amount(s) to Purchaser, and may distribute the balance of the Holdback Funds, if any, and this holdback arrangement shall thereupon terminate. Purchaser may in such event take such legal action to convert any OP Units delivered to Purchaser into cash.

                           (viii) Except as expressly provided in this
Agreement, the Non-Managing Member and the Managing Member shall not have any rights, hereunder or otherwise, to indemnification or contribution from LLC with respect to any matter, including, without limitation any inaccuracy in or breach of any representation or warranty of LLC made in or pursuant to this Agreement or any transaction document or any breach or nonfulfillment of any covenant or obligation of LLC contained in this Agreement or any transaction document, and each of then Non-Managing Member and the Managing Member hereby irrevocably releases LLC from any liability for any such claim.

                  M. Seller and Purchaser hereby designate Title Insurer to act as and perform the duties and obligations of the "reporting person" with respect to the transaction contemplated by this Agreement for purposes of 26 C.F.R.
Section 1.6045-4(e)(5) relating to the requirements for information reporting on real estate transaction closed on or after January 1, 1991. In this regard, Seller and Purchaser each agree to execute at Closing, and to cause the Title Insurer to execute at Closing, a Designation Agreement, designating Title Insurer as the reporting person with respect to the transaction contemplated by this Agreement.

                  N. Purchaser agrees that it does not have and will not have any claims or causes of action against any disclosed or undisclosed trustee, partner (including but not limited to Samuel Zell), affiliate, beneficiary, principal, member, agent, managing entity, shareholder, director, officer, or employee of Seller (whether direct or indirect), including, without limitation, their attorneys, accountants, consultants, engineers, brokers, and advisors (collectively, "Seller's Affiliates"), arising out of or in connection with this Agreement or the transactions contemplated hereby except in the event of fraud, criminal conduct or intentional tort by such person. Purchaser agrees to look solely to the Holdback Funds for the satisfaction of any liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of Seller's Affiliates with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby, except in the event of fraud, criminal conduct or intentional tort by such person.

                  O. Seller shall have the exclusive right to file and control (on behalf of Owner) any tax appeal for the real estate taxes attributable to the period prior to and including the calendar year 1997 (the "Pre-1998 Tax Period") but shall keep Purchaser informed of the progress and outcome of any such appeal. To the extent that Owner shall receive a refund therefor, Owner shall disburse to any tenant not in default under its Lease a portion of such refund as may be due that tenant under its Lease, and Seller shall be entitled to the balance of such refund. To the extent that Purchaser's assistance is required in disbursing the refund to the tenants, Purchaser agrees to assist Seller in that regard at Seller's cost. Purchaser shall have the exclusive right to file and control any tax appeal for the real estate taxes attributable to the period after and including the calendar year 1998 (the "1998 Tax Period"), but shall keep Seller informed of the progress and outcome of such appeal and subject to Seller's consent as to calendar year 1998 (which consent shall not be unreasonably withheld or delayed). To the extent that Owner shall receive a refund therefor, Owner shall disburse to any tenant not in default under its Lease a portion of such refund as may be due that tenant under its Lease. The remainder of the refund, if any, shall be prorated between Owner and Seller as of the proration date provided in Section 4.C. after deducting therefrom the cost and expenses reasonably incurred in pursuing the appeal and not charged to tenants. The terms of this Section 12.O. shall survive the Closing.

                  P. The obligations of Managing Member and Non-Managing Member hereunder shall be several and not joint and several.

                  Q. This Agreement may be executed in any number of counterparts, any or all of which may contain the signatures of less than all of the parties, and all of which shall be construed together as a single instrument. For purposes of this Agreement, a telecopy of an executed counterpart shall constitute an original.

                  R. In the event of litigation between the parties with respect to this Agreement or the transactions contemplated hereby, the prevailing party therein shall be entitled to recover from the losing party therein its attorney's fees and costs of suit.

                  S. Neither party shall record this Agreement or a memorandum thereof; provided, however, that the filing or recording of this Agreement as part of any proceedings instituted in any court of proper jurisdiction to enforce the provisions of this Agreement shall not be deemed to be a breach of this Agreement.

                  T. Seller agrees, at all times prior to and after the Closing, at Purchaser's cost and with no additional liability to Seller, to execute and deliver, or cause to be executed and delivered, and to do, or cause to be done, such other documents and acts as Purchaser may reasonably deem necessary or desirable to assure the effectiveness and benefits of this Agreement and to vest in Purchaser title to and ownership of all of the assets and property being sold to Purchaser under this Agreement.

                  U. The term "Seller's Knowledge" as used in this Agreement means (i) actual knowledge possessed by Andrew Levin or George Touras or (ii) any written notice specifying any of the matters contained in this Agreement that has been received by any of such persons but shall exclude any actual knowledge of (or notice received by) Purchaser or Manager or their agents or employees which may be imputed to such persons as a result of the relationship between Seller and Manager created by the Management Agreement. Seller represents to Purchaser that, as of the date of this Agreement, such persons are the persons within Seller's organization who have management or supervisory responsibility in connection with the Property and who would likely have Knowledge of the matters represented by Seller in this Agreement. The term "Purchaser's Knowledge" as used in this Agreement means (i) actual knowledge possessed by Pat Berns, Tim Colby, Betty Hampilos, Alan Feldman, Richard Brown, Tim Bruce, Henry Watford or Bob Wahlquist or (ii) any written notice respecting any of the matters contained in this Agreement that has been received by any of such persons. Purchaser represents to Seller that such persons are the persons within Purchaser's organization who would likely have knowledge of the matters represented by Purchaser in this Agreement.

                  V. For purposes of this Agreement, the masculine shall be deemed to include the feminine and the neuter, and the singular shall be deemed to include the plural, and the plural the singular, as the context may require.

                  W. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision.

                  X. The captions contained in this Agreement are not a part of this Agreement. They are only for the convenience of the parties and do not in any way modify, amplify or give full notice of any of the terms, covenants or conditions of this Agreement.

                  Y. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal or personal representatives, heirs, executors, administrators, successors, and permitted assigns.

                  Z. On or prior to the ninetieth (90th) day after Closing, Purchaser will cause LLC to change its name to remove the word "Equity" or any derivation thereof.

                  AA. Purchaser hereby agrees, from and after Closing, to indemnify, defend and hold harmless to the extent the release required in accordance with Section 10.D. hereof has not been obtained and Seller nonetheless elects to proceed to Closing, (a) all indemnitors under the Indemnity described in Exhibit G from and against any and all loss, cost, liability or expense that may be incurred by such parties thereunder for events occurring after Closing; and (b) Seller and all of Seller's affiliates (other than Owner) from and against any and all loss, cost, liability or expense arising under any of the other Existing Loan Documents for events occurring after Closing. The provisions of this Section 12.AA. shall survive Closing, and shall not operate in limitation of any other provision set forth in this Agreement.

                  BB. omitted

                  CC. The term "Seller" as used herein shall be construed to refer only to Managing Member or Non-Managing Member, as the case may be, if the context in which such term is used requires such construction.

                  DD. Seller hereby consents to and agrees that Purchaser or its certified public accountants may, for a period of one year after the Closing, conduct an audit of the financial records for the Property which are currently in the possession of Manager. Seller shall cooperate, at no cost to Seller, in the preparation of such audit.


              [The remainder of this page intentionally left blank]

         IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Agreement as of the date first above written.

                      SELLER:

                      EDGEWATER ASSOCIATES #3 LIMITED PARTNERSHIP, an Illinois limited partnership

                      By:      /s/ Samuel Zell
                               ---------------------------------------
                               Samuel Zell
                               General Partner

                      EQUITY-PRINCE GEORGE'S PLAZA, INC., a Delaware corporation


                      By:      /s/ Donald J. Liebentritt
                               ---------------------------------------
                      Name:    Donald J. Liebentritt
                               ---------------------------------------
                      Title:   Vice President
                               ---------------------------------------

                      PURCHASER:

                      PREIT ASSOCIATES, L.P., a Delaware
                      limited partnership

                      By: Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust, its general partner

                      By:      /s/ Jeffrey A. Linn
                               ---------------------------------------
                      Name:    Jeffrey A. Linn
                               ---------------------------------------
                      Title:   Senior Vice President
                               ---------------------------------------

                      PR PGPLAZA LLC, a Delaware limited liability company

                      By:      /s/ Eric M. Mallory
                               ---------------------------------------
                      Name:    Eric M. Mallory
                               ---------------------------------------
                      Title:   Authorized Person
                               ---------------------------------------